Exhibit 5.1

July 21, 2005

DSP Group, Inc.

3120 Scott Boulevard

Santa Clara, California 95054

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by DSP Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on July 21, 2005 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of (a) 838,624 shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”) reserved for issuance under the Company’s 2003 Israeli Share Option Plan (the “2003 Plan”) and (b) 239,000 shares of Common Stock issuable upon exercise of options granted pursuant to individual stock option agreements, which options were granted in connection with an acquisition to former employees of the target company as a material inducement of employment (the “Inducement Grants”).

As counsel to the Company, we have examined the proceedings taken by the Company in connection with the reservation of an aggregate of 1,077,624 shares of Common Stock for issuance under the 2003 Plan and pursuant to the Inducement Grants.

It is our opinion that the 1,077,624 shares of Common Stock which may be issued and sold by the Company pursuant to the 2003 Plan and the Inducement Grants, when issued and sold in the manner referenced in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any further amendments thereto.

Very truly yours,

/s/ Morrison & Foerster LLP

Morrison & Foerster LLP